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Exhibit 8.1

February 3, 2022

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, MO 63144

Ladies and Gentlemen:

We have acted as tax advisor to Post Holdings, Inc. (“Post”), a Missouri corporation, in connection with the proposed separation of its active nutrition business from its other businesses through, among other things:

(i)

the contribution of Post’s interests in BellRing Brands, Inc., a Delaware corporation (“BellRing”) and BellRing Brands, LLC, a Delaware limited liability company, (“BellRing LLC”) and an amount in cash equal to the estimated taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC’s liabilities allocable to Post under the Internal Revenue Code of 1986, as amended (the “IRC”) to BellRing Distribution, LLC (“New BellRing”) in exchange for senior unsecured notes (the “New BellRing Securities”) and additional units representing limited liability company interests of New BellRing (the “Separation”);

(ii)	the election by New BellRing to be taxed as a corporation for U.S. federal income tax purposes and the conversion of New BellRing into a Delaware corporation;

(iii)	the transfer of the New BellRing Securities to the Debt Exchange Parties in exchange for newly issued debt obligations of Post (the “Debt Exchange”);

(iv)	the distribution by Post of a number of shares of New BellRing stock equal to at least 80.1% of the then outstanding shares of New BellRing stock to Post’s stockholders (the “Distribution”); and

(v)

the transfer of some or all of Post’s remaining shares of New BellRing stock to the Equity Exchange Parties in exchange for newly issued debt of Post or the distribution of such New BellRing stock to Post’s stockholders (the “Equity Exchange,” together with the Separation, the Distribution, the Debt Exchange, and the Equity Exchange, the “Spin-Off”),

in each case, as contemplated in the Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (the “Agreement”), by and among Post, BellRing, New BellRing, and BellRing Merger Sub Corporation, a Delaware corporation filed as Exhibit 2.1 to the Registration Statement.1

This opinion is being delivered in connection with the filing of the registration statement on Form S-1/S-4 by New BellRing, including the prospectus constituting a part thereof (as amended, the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Spin-Off.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, (iii) the representation letters delivered to us by Post, New BellRing, and others as we have deemed necessary or appropriate (the “Representation Letters”), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons,

[1]	For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

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the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect.

For purposes of this opinion, we have assumed, that (i) the Spin-Off will be consummated in the manner described in the Agreement and the Registration Statement, (ii) the statements concerning the Spin-Off set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Distribution Effective Time, (iii) the representations made by Post, New BellRing, and others in their respective Representation Letters are true, complete and correct and will remain true, complete and correct up to and including the Distribution Effective Time, and (iv) any representations made in the Representation Letters “to the knowledge of,” or based on the belief of Post, New BellRing, or others or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Distribution Effective Time, in each case without such qualification. We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants, and agreements contained in the Agreement and Representation Letters, and that any agreements we have reviewed in draft form will be finalized in substantially the same form. In addition, our opinion is based solely on the Agreement that we have examined, the additional information that we have obtained, and the representations made by Post, New BellRing, and others in the Representation Letters, which we have assumed will be true as of the Distribution Effective Time.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” it is our opinion that the Separation, together with the Distribution, will qualify as a tax-free reorganization within the meaning of Sections 368(a) and 355 of the IRC and a distribution eligible for nonrecognition within the meaning of Sections 355 and 361 of the IRC, with the U.S. federal income tax consequences of such nonrecognition provisions to U.S. holders of Post common stock as described under “—Treatment of the Distribution” in the Registration Statement. For elimination of doubt and notwithstanding the foregoing sentence, our opinion does not cover the discussion of the consequences if the Distribution is not a tax-free reorganization in the “—Treatment of the Distribution” in the Registration Statement.

This opinion is based upon, and limited to, (i) the facts and assumptions described above (including the terms of the Agreement), all as of the date hereof and (ii) federal laws of the United States of America as contained in the IRC, Treasury regulations, administrative decisions and court decisions as of the date hereof, changes to any of which could apply on a retroactive basis and could adversely affect the conclusions contained herein.

This opinion is solely limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this opinion and that could affect the U.S. federal tax treatment of the Spin-Off. With respect to any tax issues outside the limited scope of this opinion, Post or any other person may not rely on this opinion for the purpose of avoiding penalties that may be asserted against them under the IRC.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. The foregoing consent does not cover any reference to our firm or our firm’s services outside of the “—Treatment of the Distribution” section in the Registration Statement, including any reference to any opinion of this firm other than this opinion. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

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A member firm of Ernst & Young Global Limited

Yours sincerely,

/s/ Ernst & Young LLP

Ernst & Young LLP

A member firm of Ernst & Young Global Limited